Exhibit 10.4

                    , 2005

Christopher Kiritsy
2217 Columbus Boulevard
Coral Gables, Fl 33134

Re: Consulting Arrangement

Dear Chris:

     This letter will confirm the terms under which you will provide certain consulting services to Kos Pharmaceuticals, Inc. (the “Company”). Upon the effective date of this agreement, the Company retains you to provide transitional services to the Company as and when requested by the Company and in accordance with the Company’s instructions (the “Services”). In consideration for your Services, you shall be entitled to receive $5,000 per year during the term of this letter agreement, payable within 30 days following the completion of each calendar year. You will pay for all of your own expenses in providing the Services, except as may be specifically approved in writing by the Company in advance.

     You agree to provide the Services under this letter agreement for two years from the effective date, which will be the day after the date of termination of your employment with the Company. The Company acknowledges that during the term of this letter agreement, any stock options that may have been previously awarded to you under the Company’s stock option plans will continue to vest in accordance with the terms of the respective stock option award, subject to the following sentence. Notwithstanding Section 9(c) of your existing stock option award agreements and Section 6(d) and 6 (f) (3) of the Company’s stock option plan, any such stock options previously awarded to you will continue to survive until the date of expiration specified in the first sentence of Section 9 of your existing stock option award agreements.

     For all purposes of this letter agreement, and the transactions contemplated hereby, you are and shall be deemed to be an independent contractor and you shall not have the right, without the prior written consent of the Company, to enter into any agreement on behalf of the Company or any of its affiliates or to do any other act which may subject the Company or any of its affiliates to liability or obligate the Company or any of its affiliates in any manner whatsoever. Nothing in this letter agreement shall be deemed or construed (i) to create a partnership or joint venture between you and the Company, (ii) to cause you to be responsible in any way for the debts, liabilities or obligations of the Company, or (iii) to constitute you as an employee, officer or agent of the Company. You agree that upon request of the Company you will immediately resign from all positions held with the Company and any of its affiliates, which shall include, without limitation, the tendering of your resignation from all offices and directorships you hold with the Company and its affiliates. For purposes of this paragraph only, Triad Pharmaceuticals, Inc. shall not be deemed an affiliate of Company.

     You recognize and acknowledge that you will have access to certain confidential information of the Company, of its affiliates and of corporations with whom the Company does business and that such information constitutes valuable, special and unique property of the Company and such other corporations. During the term of this letter agreement and for a period of ten (10) years following the expiration or termination of this letter agreement, you agree not to misuse or misappropriate, directly or indirectly, or disclose or use any confidential information except as is required in connection with your engagement by the Company, including, without limitation, information regarding research, development, product designs or specifications, manufacturing processes, know-how, prices, suppliers, customers, costs, business plans, budgets, any other information relating to the Company, its affiliates, their products, pipelines, actual or potential business, development and licensing activities (including without limitation, targets, plans or transactions), any Company related litigation, information related to potential settlement thereof or plans to protect the Company or its affiliates therefrom, the Company’s or its affiliates’ businesses generally or otherwise any knowledge or information with respect to confidential or trade secrets of the Company or any of its affiliates. You acknowledge and agree that all notes, records, reports, sketches, plans, unpublished memoranda or other documents held by you concerning any information relating to the Company’s or any of its affiliates’ business, whether confidential or not, are the property of the Company and will be promptly delivered to it upon the expiration or termination of this letter agreement.

     The provisions of the preceding paragraph shall survive the termination of this letter agreement, regardless of the circumstances or reasons for such termination, and inure to the benefit of the Company and its affiliates. The restrictions set forth in such paragraphs are considered to be reasonable for the purposes of protecting the business of the Company. The Company and you acknowledge that the Company would be irreparably harmed and that monetary damages would not provide an adequate remedy to the Company if the covenants contained in such paragraphs were not complied with in accordance with their terms. Accordingly, you agree that the Company shall be entitled to injunctive and other equitable relief to secure the enforcement of these provisions, in addition to any other remedy which may be available to the Company subject to a maximum limit of the amounts paid under this letter agreement. If any legal action is necessary to enforce or interpret the terms of this letter agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs, and necessary disbursements in addition to any other relief to which that party may be entitled. This provision shall be construed as applicable to the entire letter agreement.

     This letter agreement sets forth the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersedes any prior agreement, proposal, negotiation or discussion relating thereto. No amendment or modification to the terms of this letter agreement shall be effective unless in writing and signed by the parties hereto. You acknowledge that the Services to be rendered by you are unique and personal; accordingly, you may not assign any of your rights or delegate any of your duties or obligations under this letter agreement. The Company shall have the right to assign this letter agreement without your consent.

     This letter agreement may be executed in any number of counterparts, which may be by facsimile, each of which shall constitute an original and all of which together shall constitute one and the same instrument.

NOW THEREFORE, the parties have executed this letter agreement as of the date first above written.

KOS PHARMACEUTICALS, INC.

By:

Name:
Title:

Agreed to and accepted:

Christopher Kiritsy